Exhibit (h)(8)

WORLDWIDE CUSTODY, ETF TRANSFER AGENCY,

FUND ACCOUNTING, and FUND ADMINISTRATION

FEE AGREEMENT for TDX FUNDS, INC.

June 15, 2010

Safekeeping/Securities Processing/Income Collection/All Reporting

0.5 basis point annually

Securities Transaction Charges

$ 5 Automated Book-Entry Settlements/Paydowns-DTC/FRB

$10 Manual Book-Entry Settlements/Paydowns-DTC/FRB

$15 Physical Settlements, Options, Futures, and Other Derivatives

$40 Eurodollar C/Ds

Federal Funds Wires/Official Checks

$ 6 For wires not related to securities transactions and checks requested to pay corporate expenses.

Non-US Safekeeping/Securities Processing/Income Collection/All Reporting

Please see attached schedule.

ETF Creation/Redemption Unit Transaction Charges*

The minimum Creation/Redemption Unit Transaction fee will be $500. Fees for Creation/Redemption Units to be paid by the Authorized Participants will be calculated as follows to the next highest $500 increment:

$5 per Book-Entry eligible security settled via the NSCC’s CNS system.

$15 per security for “in-kind” settlements settled outside the NSCC, and all physical settlements, including options, futures, and other derivatives.

*Non-U.S. settlements will increase the unit transaction fee by the amount on the attached schedule.

Fund Accounting – Daily Pricing and General Ledger Bookkeeping*

1.5 basis points annually

*This assumes no more than 2 share classes per fund.

Fund Administration Services

2 basis points annually

Billing Cycle

All fees will be billed on a monthly basis.

Out-of-Pocket Expenses

Out-of-Pocket expenses traditionally include, but are not limited to, cost of obtaining prices for security valuations (including manual broker quotes), Federal Reserve charges related to securities transactions, postage and insurance on physical transfer items, attendance at closings, telecommunication charges, etc. These expenses will be billed to the client as they are incurred.

Earnings Credit on Balances/Interest on Overdrafts

Earnings credits are provided to the Fund on 100% of the daily available balance in the domestic custodian account after reduction for Federal Reserve requirements, computed at the 90-day T-bill rate on the day of the balance. Overdrafts, excluding bank errors, will cause a reduction of earnings credits daily, computed at 2% above the Federal Funds rate on the day of the overdraft.

Fees due the Bank are calculated monthly. If the earnings credits exceed the bank charges, such excess can be carried forward to the next succeeding month. However, no earnings credits will be carried forward after calendar year-end. If a negative amount is computed after considering earnings credits (positive/negative) and bank charges, such negative amounts would be billed monthly.

GLOBAL CUSTODY

COUNTRY	ADMINISTRATION/ SAFEKEEPING FEE (IN BASIS POINTS)[1]	TRANSACTION FEE (US DOLLARS)

Argentina	18.0	55
Australia	2.0	40
Austria	4.0	50
Bahrain	45.0	130
Bangaladesh	45.0	150
Belgium	3.0	45
Benin	45.0	135
Bermuda	20.0	75
Botswana	45.0	130
Brazil	18.0	25
Bulgaria	40.0	90
Burkina Faso	45.0	135
Canada	1.5	15
Cayman Islands	1.0	10
Channel Islands	1.0	20
Chile	20.0	80
China	20.0	75
Colombia	45.0	105
Costa Rica	18.0	65
Croatia	30.0	75
Cyprus	20.0	50
Czech Republic	20.0	65
Denmark	3.0	50
Ecuador	35.0	80
Egypt	40.0	105
Estonia	10.0	65
Euromarkets (Euroclear – Eurobonds only) 2	1.5	16
Euromarkets (Clearstream – Eurobonds only)	2.0	17
Finland	5.0	50
France	3.0	45
Germany	2.0	30
Ghana	45.0	130
Greece	12.0	55
Guinea Bissau	45.0	135
Hong Kong	5.0	65
Hungary	25.0	75
Iceland	12.0	45
India	15.0	145
Indonesia	12.0	95
Ireland	3.5	35

Israel	20.0	40
Italy	2.5	50
Ivory Coast	45.0	135
Jamaica	40.0	65
Japan	2.0	20
Jordan	40.0	130
Kazakhstan	55.0	135
Kenya	45.0	130
Latvia	40.0	55
Lebanon	45.0	130
Lithuania	20.0	45
Luxembourg	10.0	100
Malaysia	5.0	50
Mali	45.0	135
Malta	20.0	65
Mauritius	30.0	115
Mexico	8.0	35
Morocco	35.0	105
Namibia	30.0	65
NASDAQ	5.0	55
Netherlands	3.0	35
New Zealand	2.5	45
Niger	45.0	135
Nigeria	30.0	65
Norway	3.0	50
Oman	45.0	130
Pakistan	30.0	120
Palestinian Autonomous Area	45.0	120
Panama	55.0	75
Peru	35.0	85
Philippines	8.0	80
Poland	20.0	65
Portugal	8.0	65
Qatar	40.0	120
Romania	40.0	75
Russia	60.0	145
Senegal	45.0	135
Singapore	4.0	50
Slovak Republic	25.0	130
Slovenia	35.0	65
South Africa	3.0	35
South Korea	10.0	55
Spain	4.0	55
Sri Lanka	16.0	80
Swaziland	30.0	65
Sweden	3.0	45

Switzerland	3.0	55
Taiwan	15.0	80
Thailand	6.0	65
Togo	45.0	135
Trinidad & Tobago	25.0	55
Tunisia	45.0	55
Turkey	15.0	50
UAE	45.0	130
UK	1.0	20
Ukraine	65.0	245
Uruguay	55.0	85
Venezuela	40.0	130
Vietnam	40.0	130
Zambia	40.0	130
Zimbabwe	40.0	130
Not in Bank/Not in Custody Assets4	$100 per line per month	100

1.	Fee is expressed in basis points per annum and is calculated based upon month-end market value.

2.	Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge. (Surcharge schedule available upon request). NOTE – For all other markets specified above, surcharges may apply if a security is held outside of the local market.

3.	This fee will be applicable for assets held on the Bank’s Global Custody system but not custodized within the Bank’s network of subcustodian banks. Procedures are to be agreed upon and an indemnification letter must be signed by the client prior to the setting up of the asset(s).

Global Out-of-Pocket Expenses:

Charges incurred by The Bank of New York for local taxes, Swift messages, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees or other unusual expenses which are unique to a country will be billed to the client as they are incurred.

3rd Party F/X             $10 for each third party FX transaction

Term:

The term of this fee schedule is 12 months from the date of signing. After 12 months The Bank of New York Mellon reserves the right to review all fees.

TDX FUNDS, INC.

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title: